Exhibit 10.51

FOURTH AMENDMENT OF LEASE

THIS FOURTH AMENDMENT OF LEASE (this “Fourth Amendment”) made as of March 1, 2010 between 111 CHELSEA COMMERCE LP, a Delaware limited partnership (“Landlord”) with an address c/o Taconic Investment Partners LLC, 111 Eighth Avenue, New York, New York 10011 and TELX - NEW YORK 111 8TH, LLC, a Delaware limited liability company (“Tenant”) with an address at 111 Eighth Avenue, New York, New York 10011.

Statement of Facts

By Agreement of Lease dated as of March 15, 2007 (the “Original Lease”), Landlord leased to Tenant and Tenant hired from Landlord portions of each of the eighth (8th) and fifteenth (15th) floors (collectively, the “Original Premises”) in the building located at 111 Eighth Avenue, New York, New York 10011 (the “Building”) upon all of the terms, covenants, conditions and provisions more particularly described in the Original Lease. Pursuant to that certain First Amendment of Lease dated as of July 3, 2008 (the “First Amendment”), Landlord leased to Tenant and Tenant hired from Landlord a portion of the third (3rd) floor of the Building (the “Expansion Space”), as more particularly described therein, upon all of the terms, covenants, conditions and provisions more particularly described in the First Amendment.

Pursuant to that certain Second Amendment of Lease dated as of December 9, 2008 (the “Second Amendment”), Landlord leased to Tenant and Tenant hired from Landlord a portion of the fourteenth (14th ) floor of the Building (the “Second Additional Premises”), as more particularly described therein, upon all of the terms, covenants, conditions and provisions more particularly described in the Second Amendment.

Pursuant to that certain Third Amendment of Lease dated as of March 1, 2010, Landlord leased to Tenant and Tenant hired from Landlord a portion of the fifth (5th) floor of the Building (the “Third Additional Premises - Space A”), and a portion of the fifteenth (15th) floor of the Building (the “Third Additional Premises - Space B” and together with the Third Additional Premises - Space A, sometimes collectively referred to herein as the “Third Additional Premises”), as more particularly described therein, upon all of the terms, covenants, conditions and provisions more particularly described in the Third Amendment.

The Original Lease, the First Amendment, the Second Amendment and the Third Amendment are collectively referred to as the “Lease,” and the Original Premises, the Expansion Space, the Second Additional Premises and the Third Additional Premises are collectively referred to as the “Premises.”

Unless otherwise specifically indicated, all capitalized terms used herein shall have the meanings ascribed to them in the Lease.

Landlord and Tenant desire to amend the Lease upon all of the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the payments to be made hereunder by Tenant to Landlord and the mutual consideration hereinafter set forth, the parties hereto agree as follows:

Terms

1. Exclusive Capacity. Tenant shall purchase from Landlord exclusive access to 1,600 amperes of 460 volt, 3-phase, 4 wire AC electrical capacity (the “Exclusive Capacity”) dedicated to Tenant. Tenant hereby agrees to pay to Landlord, together with Tenant’s execution and delivery of this Fourth Amendment, a one-time, non-refundable fee of $880,000.00 for the use of the Exclusive Capacity. Such Exclusive Capacity shall be made available to Tenant at a location in the Building to be determined by Landlord. Tenant shall be solely responsible, at Tenant’s expense, for the installation of any additional risers, feeders and other electrical facilities and equipment required in order to access and utilize such Exclusive Capacity. Tenant shall use Landlord’s designated electrical contractor to perform any tap-in to the Building’s electrical system. The utilization and delivery of the Exclusive Capacity and the Additional Exclusive Capacity (as defined below) shall be subject to the approval of Landlord which approval may be withheld in Landlord’s sole discretion if such utilization and delivery is not in compliance with the Project Plan.

2. Additional Exclusive Capacity Option. Tenant may request at any time through December 31, 2010, time being of the essence, to purchase an additional 1,000 amperes of 460 volt, 3-phase, 4 wire AC electric power (the “Additional Exclusive Capacity”). If and when, in response to such request, Landlord notifies Tenant that the requested additional electric power is or will be available, Tenant shall, within thirty (30) days after the giving of such notice by Landlord, notify Landlord of Tenant’s intent to take the requested additional electric power, which notice to Landlord, to be effective, must be accompanied by a check payable to Landlord in the amount of $787,500.00. If Tenant gives such notice and makes such payment within such thirty (30) day period, then such Additional Exclusive Capacity shall be made available to Tenant in accordance with, and subject to, the applicable provisions of Section 10.1 of the Lease at a location in the Building to be determined by Landlord and Tenant shall be solely responsible, at Tenant’s expense, for the installation of any additional risers, feeders and other electrical facilities and equipment required in order to access and utilize such Additional Exclusive Capacity. Tenant shall use Landlord’s designated electrical contractor to perform any tap-in to the Building’s electrical system. If Tenant makes such request for the Additional Exclusive Capacity after December 31, 2010 or if Tenant fails to give such notice or make such payment within such thirty (30) day period, then Landlord shall not be obligated to make any additional electric power available to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Fourth Amendment as of the day and year first above written.

LANDLORD:	111 CHELSEA COMMERCE LP

By:	Taconic GP Chelsea Holdings LLC,

its General Partner

	By:	/s/ Paul E. Pariser

Paul E. Pariser, Co-President

TENANT:	TELX - NEW YORK 111 8th, LLC

	By:	/s/ J. Todd Raymond

J. Todd Raymond, President

CONSENT OF GUARANTOR

THE TELX GROUP, INC. (“Guarantor”), as guarantor of Tenant’s obligations under the Lease pursuant to that Agreement and Guaranty dated as of March 15, 2007 (the “Guaranty”), as confirmed by Guarantor pursuant to the Consents of Guarantor attached to the First Amendment, Second Amendment, and the Third Amendment hereby (a) consents to the execution and delivery of this Fourth Amendment by Tenant, (b) agrees that the obligations of Guarantor under and pursuant to the Guaranty, as so confirmed, shall otherwise remain unmodified and (c) confirms that the Guaranty is in full force and effect as to the Original Lease, the First Amendment, the Second Amendment, the Third Amendment and this Fourth Amendment.

Dated: March 1,2010

GUARANTOR:

THE TELX GROUP, INC.

By:	/s/ Eric Shepcaro

Name: Eric Shepcaro

Title: C.E.O.